Exhibit 10.29

[English Summary]

Lease Agreement

Lessor/Party A: Fujian Taining Golden Lake Tourism Economic Development Management Committee
Lessee/Party B: Fujian Jintai Tourism Development Co., Ltd.

Pursuant to the Fujian Taining Great Golden Lake Tourism Project Management Agreement effective August 21, 2001, both parties agree to the following:

Party A shall lease the land to Party B according to this Agreement. The local government shall have the administrative rights to the land.

Term:
From August 21, 2001 to August 20, 2031.

Rental Fees:
The fees have been included in the Permit Fees/Mangement Fees as provided in the Fujian Taining Great Golden Lake Tourism Project Management Agreement.

Jurisdiction:
Laws of China

Dispute:
If there is any dispute between the parties, either party can resolve the dispute by the courts.

Date of the Agreement:
October 30, 2001